Exhibit 10.3

GUARANTY

This Guaranty (this “Guaranty”) is dated as of June 24, 2019 by 1847 Goedeker Holdco Inc. a Delaware corporation (“Guarantor”) in favor of Northpoint Commercial Finance LLC, a Delaware limited liability company and its affiliates (individually and collectively “Northpoint”). As used in this Guaranty, affiliates of Northpoint Commercial Finance LLC includes any party that, directly or indirectly, (i) controls Northpoint Commercial Finance LLC, (ii) is controlled by Northpoint Commercial Finance LLC, or (iii) is under common control with Northpoint Commercial Finance LLC.

Northpoint may, from time to time, extend financial accommodations to 1847 Goedeker Inc. (“Obligor”).

Northpoint is unwilling to extend, or continue to extend, financial accommodations to Obligor, unless Guarantor unconditionally guarantees to Northpoint the payment and performance of all obligations of Obligor at any time owing to Northpoint.

With knowledge that Northpoint will extend, or continue to extend, financial accommodations to Obligor in reliance upon the existence of this Guaranty, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. Guarantor unconditionally, absolutely, and irrevocably guarantees to Northpoint, without off-set or deduction, the prompt payment and performance of all indebtedness, obligations and liabilities of Obligor at any time owing to Northpoint, whether direct or indirect, matured or unmatured, primary or secondary, or certain or contingent (individually, a “Guaranteed Obligation” and collectively, the “Guaranteed Obligations”). This Guaranty is a guaranty of payment and not a guaranty of collection. Guarantor guarantees to Northpoint the punctual and faithful performance by Obligor of each and every Guaranteed Obligation. If Obligor defaults in the payment or performance of any Guaranteed Obligation, if there exists any event or condition which, with notice or the passage of time or both, would constitute a default under any Guaranteed Obligation, or if there is a liquidation, bankruptcy, assignment for the benefit of creditors or similar proceeding affecting the status, existence, assets or obligations of Obligor, Guarantor shall pay directly to Northpoint the sums that Obligor is obligated to pay to Northpoint, whether by acceleration or otherwise, and promptly perform all other Guaranteed Obligations. If Northpoint is required to return any payment made to Northpoint by or on behalf of Obligor, whether as a result of Obligor’s bankruptcy, reorganization or otherwise, Guarantor acknowledges that this Guaranty covers all such amounts.

2. Continuing Nature of Guaranty. This Guaranty is a continuing guarantee and shall apply without regard to the form or the amount of the Guaranteed Obligations in existence at any time. Guarantor may prospectively revoke this Guaranty by sending written notice, by certified mail, return receipt requested, to Northpoint at the address for Northpoint specified below (the “Revocation Notice”). The revocation of this Guaranty shall not be effective with respect to any Guaranteed Obligation arising on or prior to the date occurring fifteen (15) days after Northpoint’s receipt of the Revocation Notice (the “Revocation Date”) or arising at any time after the Revocation Date, if arising as the result of a commitment made by Northpoint to Obligor on or prior to the Revocation Date.

3. Absolute Nature of Guaranty. The obligations of Guarantor under this Guaranty are absolute and unconditional. Nothing shall discharge or satisfy the liability of Guarantor under this Guaranty except the full performance and payment of the Guaranteed Obligations. It is the obligation of Guarantor to discharge the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not particularly described herein. Guarantor is not entering into this Guaranty in reliance on the value or the availability of any of the Collateral. Guarantor acknowledges that Guarantor may be required to pay the Guaranteed Obligations, in full, without the assistance or support of any other party. Guarantor has not been induced to enter into this Guaranty on the basis that any party other than Obligor will be liable to perform any Guaranteed Obligation or that Northpoint will look to any other party to perform any Guaranteed Obligation. Guarantor shall not be released from such obligations for any reason, nor shall such obligations be reduced, diminished or discharged for any reason, including, without limitation,:

(a)	Modifications and Indulgences. Any modification, renewal, or alteration of any agreement, document, or instrument relating to any Guaranteed Obligation, or any indulgence, waiver, adjustment, preference, extension, or compromise made by Northpoint in favor of Obligor or Guarantor.

(b)	Condition of Obligor or Guarantor. Any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, or similar proceeding affecting Obligor or Guarantor; any sale, lease, or other disposition of any of the assets of Obligor or Guarantor; or any reorganization of; or change in the composition of, the shareholders, partners, or members of Obligor or Guarantor.

(c)	Invalidity of Guaranteed Obligations. The invalidity, illegality, or unenforceability of any Guaranteed Obligation for any reason whatsoever, including, without limitation,: the existence of valid defenses, counterclaims, or off-sets to any Guaranteed Obligation; the violation of applicable usury laws by any Guaranteed Obligation; or the inauthenticity of any document or instrument relating to the Guaranteed Obligations.

(d)	Release of Obligor. Any complete or partial release of Obligor or any other party from any Guaranteed Obligation.

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(e)	Release of Collateral; Care of Collateral; Status of Liens. Any release, surrender, exchange, deterioration, waste, loss, or impairment of any collateral securing payment of any Guaranteed Obligation (the “Collateral”), whether negligent or willful; the failure of Northpoint or any other party to exercise reasonable care in the preservation, protection, sale or other treatment of any of the Collateral; the failure of Northpoint to create or perfect any security interest intended to be given by Obligor in connection with any Guaranteed Obligation (a “Security Interest”); the unenforceability of any Security Interest; the subordination of any Security Interest to any other lien or encumbrance; or the taking or accepting by Northpoint of any other security for, or assurance of payment of, any Guaranteed Obligation.

(f)	Other Action or Inaction. Any other action or inaction on the part of Northpoint, including, without limitation, any failure of Northpoint to timely enforce any right or remedy available to Northpoint in connection with the Guaranteed Obligations, whether or not such action or inaction (i) prejudices Guarantor, (ii) increases the likelihood that Guarantor will be required to pay or perform any Guaranteed Obligation, or (iii) exposes the Guarantor to greater liability under this Guaranty.

4. Waivers. Guarantor waives:

(a)	Action Against Others. Any right to require Northpoint to: institute suit or exhaust remedies against Obligor or any other party liable for any Guaranteed Obligation; enforce Northpoint’s rights in any of the Collateral or other security that is at any time given to secure any Guaranteed Obligation; enforce Northpoint’s rights against any other guarantor of any Guaranteed Obligation; join Obligor or any other party liable for any Guaranteed Obligation in any action seeking to enforce this Guaranty; or exhaust any other remedies available to Northpoint or resort to any other means of obtaining payment or performance of any Guaranteed Obligation.

(b)	Section 10-7-24 of Official Code of Georgia. The provisions of Section 10-24 of the Official Code of Georgia; any right to direct the application of payments provided for in Section 13-4-42 of the Official Code of Georgia or any similar law of Georgia or any other state, or of the United States; and agrees that Northpoint may apply any payments received from Guarantor, Obligor, or any other party to the Guaranteed Obligations in such order as Northpoint may elect in its discretion.

(c)	Notices. Notice of the amount of credit extended by Northpoint to Obligor at any time, whether primary or secondary; notice of the modification or extension of any Guaranteed Obligation; notice of a default or other non-performance by Obligor in connection with any Guaranteed Obligation; notice of the transfer or disposition by Northpoint of any Guaranteed Obligation; notice of the repossession, sale or other disposition of any of the Collateral; notice of the acceptance of this Guaranty by Northpoint; demand and presentation for payment upon Obligor or any other party liable for any Guaranteed Obligation; protest, notice of protest, and diligence of bringing suit against Obligor or any other party; and any other notices that Guarantor might otherwise be entitled by law.

(d)	Defenses. Any defenses to the payment and performance of Guarantor’s obligations under this Guaranty, including, without limitation, (i) any defenses based on suretyship or impairment of the collateral or the like and (ii) any defenses arising by reason of any claim or defense based upon an election of remedies by Northpoint that in any manner impairs, affects, reduces, releases, destroys, or extinguishes Guarantor’s subrogation rights, rights to proceed against Obligor or against any other party or security, including, without limitation, any defense based upon an election of remedies by Northpoint under the provisions of Section 580(d) of the California Code of Civil Procedure, or any similar law of California or any other state, or of the United States.

(e)	Marshal. Any right to require Northpoint to marshal any assets in favor of Guarantor or against or in payment of any or all the Guaranteed Obligations.

(f)	Subrogation. Until all Guaranteed Obligations are paid in full, any right which Guarantor may at any time have against Obligor, or any other party liable for any Guaranteed Obligation, as the result of the performance by Guarantor of its obligations under this Guaranty, including, but not limited to, contractual, statutory, and common law rights of subrogation, reimbursement, indemnification, contribution, and other rights of recourse whatsoever.

5. Representations and Warranties. Guarantor represents and warrants to Northpoint that:

(a)	Benefit. Guarantor has received, or will receive, direct or indirect benefit from the creation of the Guaranteed Obligations.

(b)	No Representation by Northpoint. Neither Northpoint nor any other party has made any representation, warranty, or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

(c)	Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligations contained herein, Guarantor is solvent and has assets which, when fairly valued, exceed its liabilities.

6. Default. Guarantor will be in breach of this Guaranty if any one or combination of the following occur: (a) any of Guarantor’s obligations to Northpoint under this Guaranty or under any other agreement with or in favor of Northpoint are not paid or performed as required; (b) Guarantor breaches any representation, warranty or covenant contained in this Guaranty or in any other agreement with or in favor of Northpoint; (c) Guarantor ceases to do business as a going concern or there occurs a material change in the ownership or management of Guarantor’s business; (d) Guarantor becomes insolvent or bankrupt; Guarantor makes an assignment for the benefit of creditors or consents to the appointment of a trustee or receiver; a trustee or a receiver is appointed for Guarantor or for a substantial part of its property without its consent; bankruptcy, reorganization or insolvency proceedings are instituted by or against Guarantor; (e) Northpoint believes that the prospect of payment or performance of Guarantor’s obligations to Northpoint is impaired, whether by reason of a material adverse change in the business prospects or fmancial condition of Guarantor or otherwise.

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7. Miscellaneous. TO ME EXTENT PERMITTED BY LAW, GUARANTOR, FOLLOWING CONSULTATION WITH LEGAL COUNSEL, KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS WITH REGARD TO DISPUTES IN ANY WAY DIRECTLY AND/OR INDIRECTLY ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Georgia, without reference to applicable conflict of laws principles. Guarantor consents to the jurisdiction and venue of state and federal courts located in the State of Georgia in connection with Northpoint’s enforcement of any of Guarantor’s obligations under this Guaranty. Guarantor waives and agrees not to assert any objection to the jurisdiction of any of such courts, including the objection of inconvenient forum. Guarantor consents that any process or notice of motion or other application to any of said courts or a judge thereof, or any notice in connection with any proceedings hereunder, may be served inside or outside the State of or the District of Georgia by registered or certified mail, return receipt requested, to the last known address or by personal service provided a reasonable time for appearance is allowed, or in such other manner as may be permissible under the Rules of said Courts. This Guaranty shall not be deemed to create any right in any party except as provided herein and shall inure to the benefit of, and be binding upon, the permitted successors and assigns of Guarantor and Northpoint. Guarantor agrees that Northpoint may, without the consent of, or notice to, Guarantor, assign all or any portion of its rights hereunder to any other party to which any Guaranteed Obligation is transferred, assigned or negotiated. Guarantor shall be liable for all attorneys’ fees and other costs and expenses incurred by Northpoint in connection with Northpoint’s enforcement of this Guaranty. No provision of this Guaranty shall be varied or modified by any prior or subsequent statement, conduct or act of any of the parties, except by a writing specifically referring to this Guaranty and signed by Guarantor and Northpoint. Any provision of this Guaranty held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Guaranty, and the effect thereof shall be confined to the provision so held to be invalid or unenforceable. This Guaranty contains the entire agreement with respect to the subject matter hereof. Any signature delivered by Guarantor by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a “PDF file”) shall be deemed an original signature hereto. The section headings contained in this Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Guaranty. The obligations of Guarantor may not be assigned without the prior written consent of Lender. All notices, demands and requests required or permitted to be given under this Guaranty shall be in writing and delivered by certified mail, return receipt requested, with all postage and other costs of such delivery paid or prepaid. Delivery shall be deemed to have been made on the date five days after the date of mailing by certified mail. Unless and until notice is provided to the contrary, notices shall be addressed to Northpoint’s address set forth below. Any claim that Guarantor may have against Northpoint arising out of this Guaranty or the transactions contemplated herein must be asserted by Guarantor within one (1) year of it accruing or else it shall be deemed waived. Guarantor agrees that such period is reasonable and sufficient for it to investigate and act upon any such claim.

Guarantor has executed this Guaranty as of the date first set forth above.

1847 Goedeker Holdco Inc.

By:	/s/ Robert D. Barry
Printed Name:	Robert D. Barry
Title:	President

Address for notices to Northpoint:

Northpoint Commercial Finance LLC

11675 Rainwater Drive, Suite 450

Alpharetta, GA 30009

Attn: Operations

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